Exhibit 2.2

SHARE PURCHASE AGREEMENT AMENDING AGREEMENT

THIS AGREEMENT dated as of the 28th day of January, 2015.

AMONG:

CYNAPSUS THERAPEUTICS INC.

(hereinafter called the “Purchaser”)

OF THE FIRST PART

- and -

THE PERSONS SET OUT IN EXHIBIT “A” HERETO

(hereinafter collectively called the “Shareholders”)

OF THE SECOND PART

- and -

ADAGIO PHARMACEUTICALS LTD.

(hereinafter called the “Corporation”)

OF THE THIRD PART

WHEREAS the Purchaser, the Shareholders and the Corporation entered into a share purchase agreement dated as of December 22, 2011 (the “Share Purchase Agreement”), whereby the Shareholders agreed to sell to the Purchaser, and the Purchaser agreed to purchase from the Shareholders, all of the issued and outstanding shares in the capital of the Corporation;

AND WHEREAS the Purchaser, the Shareholders and the Corporation wish to amend certain provisions of the Share Purchase Agreement to better reflect the contemplated agreement between the parties, as more fully set forth in this share purchase agreement amending agreement (this “Agreement”).

NOW THEREFORE THIS AGREEMENT WITNESSETH THAT in consideration of the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby covenant and agree as follows:

Article 1 - AMENDMENTS TO THE SHARE PURCHASE AGREEMENT

1.1	Amendment to the Definition of “Final Safety Study” in the Share Purchase Agreement

The definition of “Final Safety Study” on page 3 of the Share Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“‘Final Safety Study’ shall mean the final registration safety study to be conducted by the Purchaser in respect of APL-130277 which for clarity shall consist of a study of approximately 200 to 250 Parkinson’s patients, the purpose of which is to determine the safety of APL-130277, as based on the safety primary endpoint, as detailed in the protocol of the Final Safety Study.”

1.2	Amendment to Section 3.1(b) of the Share Purchase Agreement

Section 3.1(b) of the Share Purchase Agreement is hereby deleted in its entirety and replaced with the following:

“(b)          $1,500,000 of the Purchase Price shall be allocated and paid to the Shareholders as set forth in Schedule 3.1 upon successful completion of the Phase 2 study in Parkinson’s patients (CTH-105), and receipt from the FDA of written confirmation, in a form acceptable to the board of directors of the Purchaser, that one Phase 3 efficacy study of 150 patients or less over a 16 week period or less, one Phase 3 safety study of 250 patients or less over a 52 week period or less, a bridging study and an ease-of-use study, will be sufficient to allow the Purchaser to pursue approval for a new drug application (“NDA”) in respect of APL-130277 pursuant to Subsection 505(b)(2) of the United States Federal Food, Drug and Cosmetic Act (the “505(b)(2) FDA Confirmation”). Notwithstanding the foregoing, should the FDA advise the Purchaser that the FDA shall require one or more additional studies or other submissions in lieu, the board of directors of the Purchaser may, in its sole discretion, pay to the Shareholders as set forth in Schedule 3.1, all, a portion or no portion of the payment contemplated by this Section 3.1(b). Any payment pursuant to this Section 3.1(b) shall be made by the issuance of newly issued Cynapsus Shares at a price per share equal to the weighted average trading price of Cynapsus Shares, over a 30 day trading period, immediately preceding the first announcement of the receipt of the 505(b)(2) FDA Confirmation, but in any event no less than the Discounted Market Price as at the close of business on the first business day following such announcement;”.

1.3	Effective Date

The amendments to the Share Purchase Agreement set forth herein shall be effective as and from the date first set out above.

1.4	No Other Amendments

Except as expressly amended by this Agreement, the Purchaser, the Shareholders and the Corporation hereby confirm and agree that the Share Purchase Agreement remains in full force and effect, unamended, in accordance with the terms thereof.

1.5	References to Share Purchase Agreement

From and after the date hereof, unless the context otherwise requires, the Share Purchase Agreement and this Agreement shall be read together and shall have effect as if the provisions of the Share Purchase Agreement and this Agreement were contained in one agreement. From and after the date hereof, any reference to “this Agreement” in the Share Purchase Agreement and any reference to “the Share Purchase Agreement” in any other agreement, document or instrument shall be and be deemed to be a reference to the Share Purchase Agreement as amended by this Agreement.

Article 2 - GENERAL PROVISIONS

2.1	Definitions

Unless otherwise defined herein, all capitalized terms used in this Agreement shall have the respective meanings ascribed thereto in the Share Purchase Agreement.

2.2	Counterparts

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

2.3	Governing Law; Jurisdiction

This Agreement shall be governed, construed and, subject to Section 12.14 of the Share Purchase Agreement, enforced in accordance with the internal laws of the Province of Ontario and the parties hereto attorn to the jurisdiction of the courts thereof, excluding any choice of law rules which may direct the application of the laws of another jurisdiction.

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IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto on the day and year first above written.

SIGNED, SEALED & DELIVERED	)
in the presence of:	)
)
)
/s/ Ted Heimler	)	/s/ Anthony Giovinazzo
Witness	)	ANTHONY GIOVINAZZO
)
/s/ Ted Heimler	)	/s/ Anthony Giovinazzo
Witness	)	ANTHONY GIOVINAZZO on behalf of Collabrity, Inc., David Hedden, Robin Walker, Judi Weissinger, John Nardini and Joseph Giovinazzo pursuant to powers of attorney

CYNAPSUS THERAPEUTICS INC.

Per:	/s/ Andrew Williams
Authorized Signing Officer

EXHIBIT “A”

1.	Anthony Giovinazzo

2.	David Hedden

3.	Robin Walker

4.	Judi Weissinger

5.	John Nardini

6.	Joseph Giovinazzo

7.	Collabrity, Inc.